UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2012

HOKU CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.          Termination of a Material Definitive Agreement.

As previously disclosed in the Form 10-Q for the Quarterly Period ended December 31, 2011 (the “Form -10-Q”) of Hoku Corporation (the “Corporation”), the Amended and Restated Supply Agreement dated as of February 26, 2009, as amended on November 25, 2009, December 18, 2010 and September 19, 2011 (the “Supply Agreement”) between Hoku Materials, Inc. (“Hoku Materials”), a wholly-owned subsidiary of the Corporation and Jinko Solar Co., Ltd. (“Jinko”) required Hoku Materials to refund a portion of Jinko’s $20.0 million deposit on a monthly basis for the period from September 2011 to June 2012.  Hoku Materials did not make all of these payments to Jinko.  On June 13, 2012, Hoku Materials and the Corporation received a notice (the “Notice”) from Jinko stating that Jinko exercised its right to terminate the Supply Agreement because Hoku Materials failed to make these payments to Jinko.

Hoku Materials holds a total of $19.1 million of Jinko’s deposit, which was made as a prepayment for future deliveries of polysilicon.  The Notice states that Jinko is entitled to receive an immediate payment of $28.7 million, or 150% of the amount of the outstanding deposit, plus accrued interest on the cash deposit, due to Jinko’s termination of the Supply Agreement.

The Corporation set forth in Item 1A of the Form 10-Q under the risk factor “If we are unable to renegotiate amendments to our supply agreements or if any of our supply agreements are terminated for any reason, our business will be harmed” the consequences that may arise from Jinko’s Notice.  This risk factor is incorporated herein by reference.

Item 2.04.          Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.02 above is incorporated by reference into this Item 2.04.

Item 5.02.          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2012, Scott Paul resigned as the Chief Executive Officer of the Corporation, effective June 30, 2012.  Mr. Paul will continue to serve as a director of the Corporation.  On the same date, the board of directors of the Corporation (the “Board”) appointed “Jeremy” Xiaoming Yin, Ph.D., the Corporation’s current President, as the acting Chief Executive Officer and President of the Corporation, effective July 1, 2012.

Dr. Yin, age 49, has served as the President of the Corporation since February 28, 2011.  Prior to joining the Corporation he served as the founder and managing director of SinoTransPacific Ventures, a cross-border private equity investment advisory firm headquartered in Los Angeles that focuses on clean technologies. From 2000 to 2007, Dr. Yin was a founding member and Vice President at LightCross, Inc., a California-based manufacturer of optical networking and switching components, which was merged with Arroyo Optics in 2005 to form Kotura, Inc. Subsequent to the acquisition of LightCross, Dr. Yin served in a variety of executive roles at Kotura, Inc. From 1996 to 2000, Dr. Yin served as the program manager and technical staff at the IBM, Siemens, Toshiba Development Alliance in East Fishkill, New York.  Dr. Yin holds a bachelor's degree from the University of Science and Technology of China, an M.B.A. from UCLA Anderson School of Management, and a Ph.D. in semiconductor physics from the City University of New York.

In connection with Dr. Yin’s appointment as the acting Chief Executive Officer and President of the Corporation, Dr. Yin’s annual base salary will be increased to $320,000.

On June 12, 2012, the Corporation adopted a key employee incentive program (the “KEIP”) for Dr. Yin, Jerrod Schreck, Chief Strategy Officer and President of Hoku Solar, Inc., “Mike” Tao Zhang, Ph.D., President of Hoku Materials, Inc., “Sean” Dayi Liu, Vice President of Finance, and Keith Asato, Corporate Controller.  Under the KEIP, Dr. Yin, Mr Schreck, Mr. Zhang, Mr. Liu and Mr. Asato are eligible for cash incentive payments of up to $60,000, $45,833, $29,167, $16,667 and $16,667, respectively, upon the achievement of designated milestones, provided that the participant is employed by the Corporation or one of its subsidiaries at the date of the achievement of such milestones.  For the participants in the KEIP other than Mr. Schreck, the milestones are the Corporation securing a material financing and completing a significant restructuring within the designated time period.  For Mr. Schreck, the milestones relate to Hoku Solar, Inc. achieving certain designated performance metrics.

Item 7.01.          Regulation FD Disclosure.

On June 15, 2012, the Corporation issued a press release announcing the developments described in this Current Report on Form 8-K.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated June 15, 2012, entitled “Hoku’s Board of Directors Forms Restructuring Committee.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 15, 2012

Hoku Corporation

By:	/s/ Scott Paul
Scott Paul
Chief Executive Officer